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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in this registration statement on Form S-8 of XM Satellite Radio Holdings Inc. and subsidiaries of our reports dated January 23, 2002, relating to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and schedule for each of the years in the three-year period ended December 31, 2001, which appears in the Annual Report on Form 10-K of XM Satellite Radio Holdings Inc. and subsidiaries.

Our reports, dated January 23, 2002, contain an explanatory paragraph that states that XM Satellite Radio Holdings Inc. and subsidiaries are dependent upon additional debt or equity financing, which raises substantial doubt about their ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                              /s/ KPMG LLP

McLean, Virginia
August 1, 2002